Exhibit 99.1

NB&T Financial Reports Third Quarter Earnings

October 20, 2009

NB&T Financial Group, Inc. (Nasdaq: NBTF), parent company of The National Bank and Trust Company, Wilmington, Ohio, announced net income for the third quarter of 2009 of $992,000, or $.32 per diluted share, compared to net income of $1.0 million, or $.33 per diluted share, for the same quarter last year. Net income for the first nine months of 2009 was $2.5 million, or $.79 per diluted share, compared to $2.9 million, or $.93 per diluted share, for the first nine months of 2008. The decrease in earnings from the first nine months of last year is primarily due to an additional Federal Deposit Insurance Corporation (“FDIC”) assessment for insurance of deposits, an increase in the provision for loan losses and lower non-interest income.

Commenting on these results, President & C.E.O. John J. Limbert said, “We are glad to get our earnings back up this quarter by increasing net interest income and non-interest income, while controlling our expenses. Total assets have increased since year-end almost $30 million as we continue to grow the deposit relationships within the communities we serve.”

Net interest income was $4.8 million for the third quarter of 2009, compared to $4.7 million earned in the third quarter of 2008. Net interest margin decreased to 3.72% for the third quarter of 2009, compared to 3.91% for the third quarter of 2008. Interest income declined to $6.6 million for the third quarter of 2009 from $7.1 million for the same quarter last year. Average interest-earning assets increased approximately 8% to $506.8 million; however, the average yield decreased from 6.02% for the third quarter of 2008 to 5.17% for the third quarter of 2009 due to declining rates, slower loan volume, and reinvestment of funds into lower-yielding short-term investments. Total interest expense decreased a similar amount to $1.9 million during the third quarter of 2009 from $2.4 million for the same quarter last year. Average interest-bearing liabilities increased approximately 5% from last year to $424.9 million, and their cost decreased to 1.73% during the third quarter of 2009 from 2.37% for the same quarter last year. For the first nine months of 2009, net interest income was $13.8 million compared to $13.7 million for the same period last year.

The provision for loan losses was $175,000 in the third quarter of 2009 and $105,000 in the third quarter of 2008. Net charge-offs were $78,000 in the third quarter of 2009, compared to $76,000 in the third quarter of 2008. Net charge-offs were $1,052,000 for the first nine months of 2009, compared to $326,000 for the same period in 2008. Charge-offs in 2009 included one loan charged-off for $511,000 for which $300,000 in specific reserves had been previously allocated. Non-performing loans totaled $4.4 million at September 30, 2009, compared to $3.0 million at September 30, 2008. The increase in non-performing loans is primarily due to two commercial real estate loan relationships. The allowance for loan losses to total loans was 0.89% at September 30, 2009, compared to 1.01% at September 30, 2008.

Total non-interest income was $2.2 million for the third quarter of 2009, compared to $2.0 million for the same quarter last year. For the first nine months of 2009, non-interest income was $6.3 million, compared to $6.4 million for the same period last year. This decrease for the year is primarily due to a combination of lower trust fee income and lower insurance agency revenues. In addition, 2008 non-interest income included a gain of approximately $116,000 on the mandatory redemption of Visa shares as a result of the Visa initial public offering.

Total non-interest expense was $5.5 million for the third quarter of 2009 and $5.4 million for the same quarter in 2008. FDIC insurance premiums increased $143,000 in the third quarter of 2009 from the third quarter of 2008. This increased expense has been offset by reductions in compensation expense in 2009. Total non-interest expense for the first nine months of 2009 was $16.5 million, compared to $16.3 million in 2008. In total, our 2009 FDIC insurance premiums increased $680,000 over the first nine months of 2008.

On September 15, 2009 the Board of Directors declared a dividend of $0.29 per share, payable October 26, 2009 to shareholders of record on September 30, 2009. This dividend is unchanged from the dividend declared for the third quarter of 2008.

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

(Unaudited)

	Three Months Ending					Nine Months Ending
	9/30/2009	6/30/2009	3/31/2009	12/31/2008	9/30/2008	9/30/2009	9/30/2008
Statements of Income
Interest income	$6,606	$6,503	$6,390	$7,011	$7,113	$19,499	$21,818
Interest expense	1,851	1,870	1,953	2,247	2,411	5,674	8,106

Net interest income	4,755	4,633	4,437	4,764	4,702	13,825	13,712
Provision for loan losses	175	225	250	105	105	650	295
Other non-interest income	2,211	2,082	1,934	1,864	2,043	6,227	6,356
Net gains/(losses) on sales of securities	5	38	—	—	4	43	15

Total non-interest income	2,216	2,120	1,934	1,864	2,047	6,270	6,371
Total non-interest expenses	5,535	5,555	5,388	5,407	5,396	16,478	16,273

Income before income taxes	1,261	973	733	1,116	1,248	2,967	3,515
Income taxes	269	164	74	189	226	507	612

Net income	$992	$809	$659	$927	$1,022	$2,460	$2,903

Per Share Data
Basic earnings per share	$0.32	$0.26	$0.21	$0.30	$0.33	$0.79	$0.93
Diluted earnings per share	0.32	0.26	0.21	0.30	0.33	0.79	0.93
Dividends per share	0.29	0.29	0.29	0.29	0.29	0.87	0.87
Book value at quarter end	18.95	18.67	18.76	18.52	18.39	18.95	18.39
Average basic shares outstanding	3,152	3,149	3,147	3,141	3,138	3,152	3,141
Average diluted shares outstanding	3,152	3,149	3,147	3,141	3,138	3,152	3,141

Balance Sheet Items (Quarter End)
Total assets	$554,754	$541,521	$529,400	$524,841	$525,081	$554,754	$525,081
Securities	125,573	121,761	108,306	87,908	87,803	125,573	87,803
Loans, including loans held for sale	336,308	332,269	326,280	336,184	351,549	336,308	351,549
Allowance for loan losses	3,009	2,912	2,958	3,411	3,563	3,009	3,563
Deposits	448,597	437,898	425,919	420,728	421,700	448,597	421,700
Borrowings	40,064	40,579	40,642	41,503	41,037	40,064	41,037
Total shareholders’ equity	60,138	59,227	59,534	58,791	58,269	60,138	58,269

Assets Under Management
Total assets	$554,754	$541,521	$529,400	$524,841	$525,081	$554,754	$525,081
Cash management sweep accounts	53,617	49,978	56,867	47,665	60,733	53,617	60,733
Market value of trust assets	168,275	160,883	157,635	164,188	176,111	168,275	176,111

Total assets under management	$776,646	$752,382	$743,902	$736,694	$761,925	$776,646	$761,925

Selected Financial Ratios
Return on average assets	0.71%	0.61%	0.50%	0.70%	0.77%	0.61%	0.74%
Return on average equity	6.61	5.42	4.53	6.27	6.88	5.53	6.55
Dividend payout ratio	90.63	111.54	138.10	96.67	87.88	110.13	93.55
Net interest margin	3.72	3.81	3.72	3.93	3.91	3.75	3.81
Non-interest expense to total revenue	79.40	82.26	84.57	81.58	79.95	82.00	81.03
Average loans to average total assets	60.07	61.26	62.32	63.82	66.09	61.19	65.59

Asset Quality
Nonaccrual loans	$2,907	$2,396	$2,570	$2,982	$2,990	$2,907	$2,990
Accruing and 90 or more days past due	521	440	330	200	45	521	45
Restructured loans	945	935	—	—	—	945	—

Total nonperforming loans	$4,373	$3,771	$2,900	$3,182	$3,035	$4,373	$3,035

Other real estate owned	1,855	2,045	1,111	321	289	1,855	289
Net charge offs	78	272	703	258	76	1,052	326

Non-performing loans to total loans	1.30%	1.13%	0.89%	0.95%	0.86%	1.30%	0.86%
Loan loss allowance to total loans	0.89	0.88	0.91	1.01	1.01	0.89	1.01
Loan loss allowance to non-performing loans	68.81	77.22	102.00	107.20	117.40	68.81	117.40
Loans 30+ days past due to total loans	0.82	0.52	1.22	0.51	0.32	0.82	0.32
Net charge-offs to average loans	0.09	0.33	0.86	0.30	0.09	0.43	0.13

Capital
Average equity to average total assets	10.75%	11.18%	11.12%	11.10%	11.25%	11.01%	11.24%
Tier 1 Leverage ratio	11.71	12.10	12.12	12.21	12.15	11.71	12.15
Total Risk-based capital ratio**	18.15	18.74	18.87	18.80	18.13	18.15	18.13
**	Estimated for current quarter end